Exhibit 99.3
GREY WOLF, INC. ANNOUNCES RECEIPT OF AND RESPONSE TO SECOND UNSOLICITED PROPOSAL FROM PRECISION DRILLING TRUST
HOUSTON, TX
June 17, 2008
Grey Wolf, Inc. (AMEX:GW) announced today that on June 14, 2008 it received a letter from the board of trustees of Precision Drilling Trust (NYSE:PDS and TSX:PD.UN) (the “Trust”) making a second unsolicited proposal to acquire Grey Wolf. The Trust’s second proposal is to acquire all of the common stock of Grey Wolf for total consideration of $9.30 per share on a fully diluted basis, consisting of cash and Trust units at the election of Grey Wolf’s shareholders, subject to proration so that the cash portion does not exceed 40% of the equity purchase price. Other terms and conditions of the Trust’s proposal letter include the following:
•	final agreement on a transaction would be conditioned on:
•	negotiation of acceptable legal documentation;

•	completion of customary due diligence;

•	Grey Wolf shareholder approval, but would not be conditioned on Trust unitholder approval; and

•	regulatory approval under the Hart-Scott-Rodino Act.
•	possible completion of evaluation, due diligence, negotiation and signing of definitive documents within two weeks;

•	the Trust’s statement that it has C$600 million of committed borrowing capacity to assist it in funding the proposed business combination; and

•	attached letters from two financial institutions indicating that they were highly confident that they could arrange for or provide to the Trust financing required to complete the proposed business combination, subject in each case to numerous conditions, some of which were unspecified or were to be met to the satisfaction of the lender; however, each institution indicated that their letter should not be considered a binding commitment to provide such financing.
Grey Wolf’s board of directors has carefully analyzed and considered the second Trust proposal and, after receiving advice from financial and legal advisors, has determined that it is not reasonably likely to result in a superior proposal to its pending strategic merger with Basic Energy Services, Inc. (NYSE:BAS). The merger agreement with Basic and Horsepower Holdings, Inc. has not been amended and remains in effect. Grey Wolf’s board of directors continues to believe that Grey Wolf’s pending strategic merger with Basic continues to offer the best long-term value for Grey Wolf’s shareholders for the many reasons described in its joint proxy statement/prospectus for its special meeting of shareholders to approve the Basic transaction.
Grey Wolf, headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a fleet of 121 drilling rigs, which will increase to 123 with the addition of two new rigs in 2008.
Forward Looking Statements and Additional Information
This document may include statements herein that are “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included herein that address activities, events or developments that Grey Wolf or Basic Energy Services expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by stockholders, the possibility that the anticipated benefits from the proposed mergers cannot be fully realized, the possibility that costs or difficulties related to integration of the two companies will be greater than expected, the impact of competition and other risk factors included in the reports filed with the SEC by Grey Wolf and Basic Energy Services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, neither Grey Wolf nor Basic Energy Services intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed mergers, a registration statement of Horsepower Holdings, Inc. (“Holdings”) has been filed and declared effective by the SEC. Each of Basic Energy Services and Grey Wolf has filed a definitive joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BASIC ENERGY SERVICES, GREY WOLF, HOLDINGS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement and the joint proxy statement/prospectus and other documents containing information about Basic Energy Services and Grey Wolf, without charge, at the SEC’s web site at www.sec.gov, Basic Energy Service’s web site at www.basicenergyservices.com, and Grey Wolf’s web site at www.gwdrilling.com. Copies of the registration statement and the joint proxy statement/prospectus and the SEC filings that are incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Basic Energy Services, Inc., (432) 620-5510 or to Investor Relations, Grey Wolf, Inc., (713) 435-6100.
Participants in the Solicitation
Basic Energy Services and Grey Wolf and their respective directors, officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the mergers. Information about these persons can be found in Grey Wolf’s proxy statement relating to its 2008 annual meetings of stockholders as filed with the SEC on April 8, 2008. Information concerning beneficial ownership of Basic Energy Services stock by its directors and certain of its executive officers is included in its Annual Report on Form 10-K/A filed April 29, 2008 and subsequent statements of changes in beneficial ownership on file with the SEC. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger are included in the registration statement and the joint proxy statement/prospectus which was filed with the SEC in connection with the proposed transaction.
CONTACT: Grey Wolf, Inc.
David Wehlmann, Chief Financial Officer, 713-435-6100
SOURCE: Grey Wolf, Inc.

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